Exhibit 4.14

Power of Attorney

We, Beijing Century Friendship Education Investment Co., Ltd, the undersigned shareholder of Beijing New Oriental Education & Technology (Group) Co., Ltd. (hereinafter referred to as “New Oriental China”), hereby authorize Beijing Decision Education & Consulting Co., Ltd. (hereinafter referred to as “Beijing Decision”) as our proxy to exercise shareholder’s right representing 6% of New Oriental China’s voting shares as Beijing Decision may deem appropriate or necessary.

Beijing Century Friendship Education Investment Co., Ltd.

Signature: /s/Authorized Signatory

April 23, 2012